Contact:

Investors:
Jacob Sayer
(508) 236-3800
investors@sensata.com

SENSATA TECHNOLOGIES ANNOUNCES DEPARTURE OF CHIEF FINANCIAL OFFICER ROBERT HUREAU
Almelo, Netherlands – April 8, 2013 - Sensata Technologies Holding N.V. (NYSE: ST) today announced that after more than six years with Sensata, Robert Hureau has announced his resignation as Senior Vice President, Chief Financial Officer to pursue another opportunity. Effective immediately, Jeff Cote, Sensata’s Executive Vice President, Chief Operating Officer and previously Sensata’s CFO, will serve as interim Chief Financial Officer while the firm undertakes a search for Mr. Hureau’s replacement. Mr. Hureau and Mr. Cote will work together for a period of time yet to be determined to ensure a smooth transition.
“I want to thank Bob for the many contributions he has made to Sensata over the past six years, first as Vice President and Corporate Controller, as Chief Accounting Officer and finally as Chief Financial Officer,” said Martha Sullivan, President and CEO. “He has played a key role in helping transition this firm from a private to public Company. We wish him the best in his future endeavors.”
About Sensata Technologies Holding N.V.
Sensata Technologies Holding N.V. is one of the world's leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in eleven countries. Sensata's products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning and ventilation, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata's website at www.sensata.com.